EXHIBIT 99.1

Media Sciences Announces Special Distribution

Oakland, N.J., May 23, 2011 -- Media Sciences International, Inc. (OTC/PK:MSII), today announces a special one-time cash distribution of $0.39 per share to shareholders of record as of May 31, 2011.

At a meeting of the Company’s Board of Directors on May 18, 2011, the Board adopted a resolution authorizing its officers and directors to take such actions as are required to liquidate and dissolve the corporation.  It was further resolved to distribute $0.39 to shareholders of record as of May 31, 2011.  The payment date for the cash distribution will be on or about June 9, 2011.

As of April 30, 2011, the Company had unaudited cash on its balance sheet, inclusive of restricted cash, of approximately $12.5 million.  The cash remaining after the distribution will be used to satisfy the Company’s current obligations, potential obligations and wind down costs.  During the liquidation and dissolution process, as the risks and wind down costs lessen, the Board may decide to make additional distributions, and a final distribution is intended upon conclusion of this process.  Given the uncertainties and risks associated with the intended wind down, there is no guarantee of any further or final distributions.

After the filing of its annual report this summer, the Company plans to send notice of a shareholders meeting to be scheduled for later this year at which shareholders will be asked to approve a formal plan of liquidation, among other actions to be taken at the meeting.

CEO’s Comments
Marc Durand, Media Sciences’ President and Chief Executive Officer, stated, “Now that the company has sold its toner business and settled its solid ink litigation, the Company’s board has decided that the appropriate course of action is to make a cash distribution to shareholders and to wind down the company through a liquidation and dissolution process.”

Forward Looking Statements
This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations about future events and financial trends that may affect our financial condition, results of operations, business strategy and financial needs and are subject to risks and uncertainties.  Actual results may differ materially from those included or implied in these statements due to a variety of factors including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2010 on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.